Exhibit 8

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

June 20, 2006

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Dominion Resources, Inc., a Virginia corporation (“Dominion”), in connection with the Registration Statement filed on June 19, 2006, as amended through the date hereof, and the Prospectus Supplement dated the date hereof (the “Offering Documents”), for the purpose of offering $300,000,000 principal amount of 2006 Series A Enhanced Junior Subordinated Notes (the “Notes”) due June 30, 2066.

In connection with this opinion, we have examined the form of Junior Subordinated Indenture II, dated as of June 1, 2006 and the form of Supplemental Indenture to Junior Subordinated Indenture II (collectively, the “Indenture”) of Dominion and the form of Note attached as an exhibit to the First Supplemental Indenture, each to be entered into in connection with the offering of the Notes, the Offering Documents and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In our examination, we have assumed that (i) the statements concerning the issuance of the Notes contained in the Offering Documents are true, correct and complete, (ii) the terms of the documents referred to in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Dominion in its officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, correct and complete, and (iv) any factual representations made in the Offering Documents or the Officer’s Certificate “to the best knowledge of,” in the “belief” of, or similarly qualified are true, correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

Subject to and based solely upon the foregoing, we are of the opinion that, (1) the Notes will be treated as indebtedness of Dominion for United States federal income tax

Dominion Resources, Inc.

June 20, 2006

purposes (although there is no controlling authority directly on point) and (2) insofar as it relates to matters of United Stated federal income tax law, the discussion set forth in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Considerations” is a fair and accurate summary of the matters discussed therein.

We are rendering this opinion to you solely in connection with the offering of the Notes, and this opinion is not to be relied upon by any other person or for any other purpose.

Very truly yours,

/s/ McGuireWoods LLP